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                          FORM 8-K


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 16, 2000




                  CROWN CENTRAL PETROLEUM CORPORATION
        (Exact name of registrant as specified in its charter)



     Maryland                    1-1059         52-0550682
(State or other jurisdiction  (Commission      (IRS Employer
 of incorporation)           File Number)   Identification No.)




         One North Charles Street
         Baltimore, Maryland                   21201
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:(410)539-7400


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Item 5.   Other Events
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     On March 7, 2000, Crown Central Petroleum Corporation (CNPa and CNPb on
the American Stock Exchange) announced that it had received a proposal from Rosemore, Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $8.35 per share. The Rosemore proposal is subject to, among other conditions, the negotiation of a mutually acceptable merger agreement, the unanimous approval of Crown's independent directors, the approval of the transaction by Crown's shareholders, and the receipt of all necessary governmental approvals.
     On March 10, 2000, Crown announced that it had received a competing proposal from Apex Oil Company, Inc., a Missouri corporation that owns approximately 14.7% of Crown's Class A common stock and 3.5% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Apex for a price of $9.20 per
share.   The Apex proposal is subject to approval by the board of directors and shareholders of Crown, to necessary governmental approvals, and to Apex Oil Company's ability to conduct due diligence to verify that there are no material adverse developments which have not been disclosed in Crown's public filings.
     Both the Rosemore and Apex proposals were, by their terms, to expire at 5 p.m. on Friday, March 17, 2000. On March 16, 2000, Apex advised Crown that it extended the expiration date of its proposal until 5 p.m. (St. Louis time) on April 17, 2000 or until rejected, and on March 17, 2000, Rosemore advised Crown that Rosemore extended its proposal until 5 p.m. (Maryland time) on April 17, 2000, or until rejected.
     Crown Central's board committee of its independent directors is continuing to consider the proposals.


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Item 7(c)     Exhibits

Exhibit No.   Description

   99.1 Press Release dated March 17, 2000 relating to the extension of the Apex proposal.

   99.2 Press Release dated March 17, 2000 relating to the extension of the Rosemore proposal.



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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CROWN CENTRAL PETROLEUM CORPORATION
                         (Registrant)


                         By: /s/ John E. Wheeler, Jr.
                             ------------------------
                         Name:  John E. Wheeler, Jr.
                         Title: Executive Vice President --
                                Chief Financial Officer


Dated:   March 17, 2000


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                     EXHIBIT INDEX
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Exhibit No.     Description
-----------     ----------


   99.1 Press Release dated March 17, 2000 relating to the extension of the Apex proposal.

   99.2 Press Release dated March 17, 2000 relating to the extension of the Rosemore proposal.